Exhibit 21.1

Subsidiaries of CareDx, Inc.

Name	State or Jurisdiction of Incorporation or Organization
CareDx International AB	Sweden
Olerup SSP AB	Sweden
Olerup, Inc.	Delaware
Olerup GmbH	Austria
Olerup International AB	Sweden
CareDx Pty Ltd.	Australia